Exhibit 16.1

Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

July 25, 2025

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Glucotrack, Inc.

File No. 001-41141

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Glucotrack, Inc. dated July 24, 2025, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Fahn Kanne & Co. Grant Thornton Israel

FAHN KANNE & CO. GRANT THORNTON ISRAEL

Certified Public Accountants (Isr.)

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd

-1-